Exhibit 99.1

For Immediate Release	Contacts:	News Media	Securities Analysts
		Lisa Marie Bongiovanni	Mike Salop
		310-252-3524	310-252-2703
		LisaMarie.Bongiovanni@mattel.com	Mike.Salop@mattel.com

MATTEL REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

First Quarter Highlights

•	Worldwide net sales down 2 percent;

•	Domestic gross sales down 11 percent and international gross sales up 8 percent;

•	Worldwide gross sales for core brands: Barbie® flat; Hot Wheels® up 2 percent; Core Fisher-Price® down 1 percent and American Girl® brands up 10 percent;

•	Gross margin decreased 130 basis points of net sales; SG&A increased 480 basis points of net sales;

•	Operating loss of $36.5 million compared to operating income of $20.6 million in the first quarter of 2007; and

•	Loss per share of $0.13 vs. prior year earnings per share of $0.03.

EL SEGUNDO, Calif., April 21, 2008 – Mattel, Inc. (NYSE: MAT) today reported 2008 first quarter financial results. For the quarter, the company reported a net loss of $46.6 million, or $0.13 per share, compared to last year’s first quarter net income of $12.0 million, or $0.03 per share.

“Results were not completely surprising compared to last year’s strong first quarter, which benefited from depleted retail inventories and hot properties such as T.M.X.™ Elmo and CARS,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “Our consumer takeaway, though, outperformed shipments, which is a positive sign for the remainder of the year. We are also excited about the introduction of toy lines based on this summer’s most anticipated theatrical releases, including Speed Racer, Kung Fu Panda™, Batman®: The Dark Knight™, and the American Girl® movie: Kit Kittredge®, An American Girl®. Although the first quarter was impacted by higher product costs and legal fees, we expect price increases effective in June to aid profitability in the latter half of the year.”

Financial Overview

For the quarter, net sales were $919.3 million, down 2 percent compared to $940.3 million last year, including favorable changes in currency exchange rates of 5 percentage points. On a regional basis, first quarter gross sales decreased 11 percent in the U.S. and increased 8 percent in international markets, including favorable changes in currency exchange rates of 11 percentage points. Operating loss for the quarter was $36.5 million, compared to prior year’s operating income for the quarter of $20.6 million.

The company’s debt-to-total-capital ratio was 28 percent. Consistent with the seasonality of the business, during the quarter the company’s cash and equivalents declined by approximately $276 million, compared with a decline of approximately $221 million in last year’s first quarter.

Sales by Business Unit

Mattel Girls and Boys Brands

For the first quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $592.8 million, up 5 percent versus a year ago. Worldwide gross sales for the Barbie® brand were flat, with increases in international markets offsetting declines in the U.S. Worldwide gross sales for Other Girls Brands were up 16 percent, driven by High School Musical dolls. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were up 15 percent, led by sales of the new Speed Racer toy line. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were down 5 percent for the quarter.

Fisher-Price Brands

First quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $341.3 million, or down 13 percent versus the prior year, primarily due to declines in Fisher-Price® Friends.

American Girl Brands

First quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $69.1 million, up 10 percent versus last year, driven by sales in the Atlanta and Dallas boutiques which opened in the second half of 2007.

Live Webcast

Mattel will webcast its 2008 first quarter earnings conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Wednesday, April 23 at 11:30 p.m. Eastern time (8:30 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 3246404.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. Mattel is recognized as one of 2008’s “100 Best Companies to Work For” by FORTUNE Magazine and among the 100 Most Trustworthy U.S. Companies by Forbes Magazine. Committed to ethical manufacturing and sustainable business practices, Mattel marked a 10-year milestone in 2007 for its Global Manufacturing Principles. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands – today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition (including from sellers of a broad range of play products including video games and consoles, consumer electronics, and retailers’ private label products) on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; risks associated with product recalls, product liability claims and product safety concerns, such as possible reputational harm, reduced sales or increased costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about consumer takeaway relative to shipments, introduction of new toy lines, summer theatrical releases, price increases in June and profitability in the latter half of the year. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31,
(In millions, except per share and percentage information)	2008		2007		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$919.3		$940.3		-2%
Cost of sales	522.5	56.8%	521.6	55.5%	0%

Gross Profit	396.8	43.2%	418.7	44.5%	-5%
Advertising and promotion expenses	103.0	11.2%	105.3	11.2%	-2%
Other selling and administrative expenses	330.3	35.9%	292.8	31.1%	13%

Operating (Loss) Income	(36.5)	-4.0%	20.6	2.2%
Interest expense	16.0	1.7%	14.5	1.5%	10%
Interest (income)	(8.5)	-0.9%	(12.0)	-1.3%	-29%
Other non-operating expense, net	15.8		2.4

(Loss) Income Before Income Taxes	(59.8)	-6.5%	15.7	1.7%
(Benefit) provision for income taxes	(13.2)		3.7

Net (Loss) Income	$(46.6)	-5.1%	$12.0	1.3%

EPS—Basic	$(0.13)		$0.03

Average Number of Common Shares	361.8		389.9

EPS—Diluted	$(0.13)		$0.03

Average Number of Common and Potential Common Shares	361.8		396.8

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended March 31,
(In millions, except percentage information)	2008		2007
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$592.8		$567.0
% Change		5%		15%
Pos./(Neg.) Impact of Currency (in % pts)		7		4
Fisher-Price Brands	341.3		391.3
% Change		-13%		27%
Pos./(Neg.) Impact of Currency (in % pts)		4		2
American Girl Brands	69.1		62.9
% Change		10%		2%
Other	3.5		3.6

Gross Sales	$1,006.7		$1,024.8

% Change		-2%		18%
Pos./(Neg.) Impact of Currency (in % pts)		5		3

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,006.7		$1,024.8
Sales Adjustments	(87.4)		(84.5)

Net Sales	$919.3		$940.3

% Change		-2%		19%
Pos./(Neg.) Impact of Currency (in % pts)		5		3

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At March 31,
	2008	2007	At Dec. 31, 2007
(In millions)	(Unaudited)
Assets
Cash and equivalents	$624.9	$984.2	$901.1
Accounts receivable, net	728.2	730.6	991.2
Inventories	534.2	448.6	428.7
Prepaid expenses and other current assets	314.5	202.0	271.9

Total current assets	2,201.8	2,365.4	2,592.9
Property, plant and equipment, net	514.7	518.8	518.6
Other noncurrent assets	1,725.0	1,583.4	1,694.0

Total Assets	$4,441.5	$4,467.6	$4,805.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$—	$349.0
Current portion of long-term debt	10.0	90.0	50.0
Accounts payable and accrued liabilities	813.3	733.0	1,154.3
Income taxes payable	3.2	23.7	17.1

Total current liabilities	826.5	846.7	1,570.4
Long-term debt	900.0	560.0	550.0
Other noncurrent liabilities	375.7	428.2	378.4
Stockholders’ equity	2,339.3	2,632.7	2,306.7

Total Liabilities and Stockholders’ Equity	$4,441.5	$4,467.6	$4,805.5

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At March 31,
(In millions, except days and percentage information)	2008	2007
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	71	70
Inventories
Days of Supply (DOS)	79	76
Total Debt Outstanding	$910.0	$650.0
Total Debt-to-Total Capital Ratio	28.0%	19.8%

	Three Months Ended March 31,
(In millions)	2008 (a)	2007
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(264)	$(327)
Cash Flows From (Used For) Investing Activities	3	(24)
Cash Flows (Used For) From Financing Activities and Other	(15)	130

Decrease in Cash and Equivalents	$(276)	$(221)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.